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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)*

                           Brigham Exploration Company
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   109178 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 30, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  / /   Rule 13d-1(b)

                  / /   Rule 13d-1(c)

                  /X/   Rule 13d-1(d)

-----------------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 2 of 14 PAGES
----------------------------                     ------------------------------

---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Resource Investors Management Company Limited Partnership 06-1148341
---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                       (b) [X]
---------- --------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Connecticut
---------- --------------------------------------------------------------------

                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                            6     SHARED VOTING POWER
                                  708,336 (see Exhibit A for explanation)
                            ----- ---------------------------------------------
                            7     SOLE DISPOSITIVE POWER
                                  0
                            ----- ---------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  708,336 (see Exhibit A for explanation)
--------------------------- ----- ---------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           708,336 (see Exhibit A for explanation)
---------- --------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                              [  ]
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.4%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           PN
---------- --------------------------------------------------------------------


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 3 of 14 PAGES
----------------------------                     ------------------------------

---------- --------------------------------------------------------------------

  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           RIMCO Associates, Inc. 06-1144208
---------- --------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                       (b) [X]
---------- --------------------------------------------------------------------
  3        SEC USE ONLY
---------- --------------------------------------------------------------------
  4
           CITIZENSHIP OR PLACE OF ORGANIZATION
           Connecticut
---------- --------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                            6     SHARED VOTING POWER
                                  708,336 (see Exhibit A for explanation)
                            ----- ---------------------------------------------
                            7     SOLE DISPOSITIVE POWER
                                  0
                            ----- ---------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  708,336 (see Exhibit A for explanation)
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           708,336 (see Exhibit A for explanation)
---------- --------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                              [  ]
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.4%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           CO
---------- --------------------------------------------------------------------


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 4 of 14 PAGES
----------------------------                     ------------------------------

---------- --------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
           RIMCO Partners, L.P. II 06-1264592
---------- --------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                       (b) [X]
---------- --------------------------------------------------------------------
  3        SEC USE ONLY
---------- --------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- --------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                            6     SHARED VOTING POWER
                                  0
                            ----- ---------------------------------------------
                            7     SOLE DISPOSITIVE POWER
                                  0
                            ----- ---------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  0
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- --------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                               [ ]
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           PN
---------- --------------------------------------------------------------------


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 5 of 14 PAGES
----------------------------                     ------------------------------

---------- --------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
           RIMCO Partners, L.P. III 06-1291935
---------- --------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                       (b) [X]
---------- --------------------------------------------------------------------
  3        SEC USE ONLY
---------- --------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- --------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                            6     SHARED VOTING POWER
                                  0
                            ----- ---------------------------------------------
                            7     SOLE DISPOSITIVE POWER
                                  0
                            ----- ---------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
---------- --------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- --------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                               [ ]
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           PN
---------- --------------------------------------------------------------------

----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 6 of 14 PAGES
----------------------------                     ------------------------------

---------- --------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
           RIMCO Partners, L.P. IV 06-1327489
---------- --------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                       (b) [X]
---------- --------------------------------------------------------------------
  3        SEC USE ONLY
---------- --------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- --------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                            6     SHARED VOTING POWER
                                  0
                            ----- ---------------------------------------------
                            7     SOLE DISPOSITIVE POWER
                                  0
                            ----- ---------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  0
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- --------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                               [ ]
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           PN
---------- --------------------------------------------------------------------

----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 7 of 14 PAGES
----------------------------                     ------------------------------

Item 1(a).         Name of Issuer:

                   Brigham Exploration Company

Item 1(b).         Address of Issuer's Principal Executive Offices:

                   6300 Bridge Point Parkway
                   Building Two
                   Suite 500
                   Austin, Texas 78730

Item 2(a).         Names of Persons Filing*:

                   Resource Investors Management Company Limited
                   Partnership ("RIMCO")
                   RIMCO Associates, Inc. ("Associates')
                   RIMCO Partners, L.P. II ("RPLP II")
                   RIMCO Partners, L.P. III ("RPLP III")
                   RIMCO Partners, L.P. IV ("RPLP IV")

                   *See Exhibit A for a description of the relationship among the reporting persons and their successor in interest, RIMCO Production Company, Inc.

Item 2(b).         Address of Principal Business Office or, if None, Residence:

                   The address of the principal business office of each reporting person is:

                   600 Travis Street
                   Houston, Texas 77002

Item 2(c).         Citizenship:

                   The citizenship (place of organization) of RIMCO and
                     Associates is the State of Connecticut.

                   The citizenship (place of organization) of RPLP II, RPLP III and RPLP IV is the State of Delaware.

Item 2(d).         Title of Class of Securities:

                   Common Stock, par value $.01 per share ("Common Stock")


Item 2(e).         CUSIP Number:

                   109178 10 3



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    CUSIP NO. 10978 10 3                               PAGE 8 of 14 PAGES
----------------------------                     ------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether person is filing as a:
                                     Not Applicable


Item 4.            Ownership.*

                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                   (a)    Amount Beneficially Owned:

                          RIMCO:                       708,336 shares
                          Associates:                  708,336 shares
                          RPLP II:                     0 shares
                          RPLP III:                    0 shares
                          RPLP IV:                     0 shares


                   (b) Percent of Class:

                          RIMCO:                           4.4%
                          Associates:                      4.4%
                          RPLP II:                         0%
                          RPLP III:                        0%
                          RPLP IV:                         0%

                   (c) Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote:

                          RIMCO:                       0 shares
                          Associates:                  0 shares
                          RPLP II:                     0 shares
                          RPLP III:                    0 shares
                          RPLP IV:                     0 shares

                   (ii) Shared power to vote or to direct the vote:

                          RIMCO:                       708,336 shares
                          Associates:                  708,336 shares
                          RPLP II:                     0 shares
                          RPLP III:                    0 shares
                          RPLP IV:                     0 shares

                   (iii) Sole power to dispose or to direct the disposition of:

                          RIMCO:                       0 shares
                          Associates:                  0 shares
                          RPLP II:                     0 shares
                          RPLP III:                    0 shares
                          RPLP IV:                     0 shares


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 9 of 14 PAGES
----------------------------                     ------------------------------

                   (iv) Shared power to dispose or to direct the disposition of:

                          RIMCO:                       708,336 shares
                          Associates:                  708,336 shares
                          RPLP II:                     0 shares
                          RPLP III:                    0 shares
                          RPLP IV:                     0 shares



*See Exhibit A for a description of the relationships among reporting persons and their successor in interest, RIMCO Production Company, Inc.


Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person.

                                                            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                                            Not applicable

Item 8             Identification and Classification of Members of the Group.

                                                            Not applicable

Item 9.            Notice of Dissolution of Group.

                                                            Not applicable

Item 10.           Certification.

                          By signing below I certify that, to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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    CUSIP NO. 10978 10 3                               PAGE 10 of 14 PAGES
----------------------------                     ------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.


Date: April 30, 2001

Signature:                             By: RIMCO Production Company, Inc.*

                                           *As successor in interest to
                                           Resource Investors Management
                                           Company Limited Partnership

                                       By:  /s/ David R. Whitney
                                           Name:    David R. Whitney
                                           Title:   Vice President


Date: April 30, 2001

Signature:                             By: RIMCO Production Company, Inc.*

                                           *As successor in interest by
                                           merger with RIMCO Associates, Inc.

                                       By:   /s/ David R. Whitney
                                           Name:    David R. Whitney
                                           Title:   Vice President

----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 11 of 14 PAGES
----------------------------                     ------------------------------

Date: April 30, 2001

Signature:                             By: RIMCO Production Company, Inc.*

                                           *As successor in interest by
                                           merger with RIMCO Partners, L.P. II

                                       By:  /s/ David R. Whitney
                                           ------------------------------------
                                           Name:    David R. Whitney
                                           Title:   Vice President

Date:    April 30, 2001

Signature:                             By: RIMCO Production Company, Inc.*

                                           *As successor in interest by
                                           merger with RIMCO Partners, L.P. III

                                       By:   /s/ David R. Whitney
                                           ------------------------------------
                                           Name:    David R. Whitney
                                           Title:   Vice President


Date: April 30, 2001

Signature:                             By: RIMCO Production Company, Inc.*

                                           *As successor in interest by
                                           merger with RIMCO Partners, L.P. IV

                                       By:   /s/ David R. Whitney
                                           ------------------------------------
                                           Name:    David R. Whitney
                                           Title:   Vice President


      List of Exhibits

      Exhibit A - Description of Relationship Among Reporting Persons

      Exhibit B - Agreement for Joint Filing on Behalf of Each Reporting Person


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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 12 of 14 PAGES
----------------------------                     ------------------------------

                                    EXHIBIT A

               DESCRIPTION OF RELATIONSHIP AMONG REPORTING PERSONS

              RPLP, RPLP III and RPLP IV (collectively, the "RIMCO Partnerships") were Delaware limited partnerships engaged in the business of making investments in the energy sector of the natural resource industry. Prior to the transactions reported below, RIMCO Partnerships were the record owners of an aggregate of 1,754,464 shares of Common Stock of the issuer.

              RIMCO was the managing general partner of the RIMCO Partnerships, and thus may have been deemed to be the indirect beneficial owner of the shares of the issuer held by each of the RIMCO Partnerships.

              Associates was the managing general partner of RIMCO, and thus may also have been deemed to be the indirect beneficial owner of the shares of the issuer held by each of the RIMCO Partnerships.

              On March 30, 2001, Associates and the RIMCO Partnerships all merged into RIMCO Production Company, Inc., and the following transactions occurred:

              1. The RIMCO Partnerships distributed in kind 1,046,128 shares of the issuer to their limited partners in connection with a limited partnership roll up transaction.

              2. The RIMCO Partnerships transferred 580,201 shares of the issuer to a liquidating trust. RIMCO Production Company, Inc. is the trustee of the liquidating trust.

              3. The RIMCO Partnerships transferred 128,135 shares of the issuer to RIMCO Production Company, Inc.

              As a result of the merger and transactions described above, the reporting persons, and their successor in interest, RIMCO Production Company, Inc., now own less than five percent of the common stock of the issuer.


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    CUSIP NO. 10978 10 3                               PAGE 13 of 14 PAGES
----------------------------                     ------------------------------

                                    EXHIBIT B

                                    AGREEMENT

                  Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on
Schedule 13G on its behalf.

                  This agreement may be signed in one or more counterparts.

Date: April 30, 2001

Signature:                           By: RIMCO Production Company, Inc.*

                                         *As successor in interest to Resource
                                         Investors Management Company Limited
                                         Partnership

                                     By: /s/ David R. Whitney
                                         Name:    David R. Whitney
                                         Title:   Vice President


Date: April 30, 2001

Signature:                           By: RIMCO Production Company, Inc.*

                                         *As successor in interest by merger
                                         with RIMCO Associates, Inc.

                                     By: /s/ David R. Whitney
                                         Name:    David R. Whitney
                                         Title:   Vice President




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----------------------------                     ------------------------------
    CUSIP NO. 10978 10 3                               PAGE 14 of 14 PAGES
----------------------------                     ------------------------------

Date: April 30, 2001

Signature:                           By: RIMCO Production Company, Inc.*

                                         *As successor in interest by merger
                                         with RIMCO Partners, L.P. II

                                     By: /s/ David R. Whitney
                                         Name:    David R. Whitney
                                         Title:   Vice President

Date:    April 30, 2001

Signature:                           By: RIMCO Production Company, Inc.*

                                         *As successor in interest by merger
                                         with RIMCO Partners, L.P. III

                                     By: /s/ David R. Whitney
                                         Name:    David R. Whitney
                                         Title:   Vice President


Date: April 30, 2001

Signature:                           By: RIMCO Production Company, Inc.*

                                         *As successor in interest by merger
                                         with RIMCO Partners, L.P. IV

                                     By: /s/ David R. Whitney
                                         Name:    David R. Whitney
                                         Title:   Vice President